(Letterhead of Branden T. Burningham, Esq.)

July 25, 2000


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of thatlook.com, Inc., a Nevada corporation (the "Registrant"), SEC File No.0-23905, to be filed on or about August 1, 2000, covering the registration and issuance of 775,000 shares of common stock to two individual consultants

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                              Yours very sincerely,

                              /s/ Branden T. Burningham

                              Branden T. Burningham


cc:    thatlook.com, Inc.